General Cable Corporation

Exhibit 99.1

CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

    Vice President of Finance and Investor Relations

October 13, 2005

                                (859) 572-8684

General Cable Corporation Enters Into Cross Currency and Interest Rate Swap

HIGHLAND HEIGHTS, KENTUCKY, October 13, 2005 - General Cable Corporation (NYSE: BGC) announced today that it has entered into a US dollar to Euro cross currency and interest rate swap agreement with  a notional value of $150 million, or approximately 53% of the Company’s currently outstanding $285 million in Senior Notes.

The swap has a term of just over two years with a maturity date of November 15, 2007, coinciding with the earliest redemption date of the Senior Notes. Under the swap arrangement, the Company has notionally exchanged $150 million at a fixed interest rate of 9.5%, for approximately 125 million Euros (based on an exchange rate of 1.198 dollars per Euro) at a fixed interest rate of 7.5%.

“This swap arrangement is the latest step in the re-engineering of our capital structure that began with the $670 million refinancing and equity offering in the fourth quarter of 2003,” said Christopher Virgulak, Executive Vice President, Chief Financial Officer and Treasurer of General Cable. “This arrangement not only lowers our borrowing cost by 200 basis points on the swapped portion of our Senior Notes, or $3 million per year, but creates a partial hedge against the Company’s Euro denominated net investment in Europe. We are committed to continuing to find ways to deliver enhanced earnings for our shareholders through these types of arrangements and other capital structure improvements,” concluded Virgulak.

General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.GeneralCable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as periodic reports filed with the Commission.

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Release No. 0485

10/13/05